Exhibit 4.4

4.832% FIXED-TO-FLOATING RATE SENIOR NOTE DUE 2037

THIS IS A SECURITY IN GLOBAL FORM WITHIN THE MEANING OF THE SENIOR INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, SA/NV (“EUROCLEAR”) OR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM” AND TOGETHER WITH EUROCLEAR, EACH A “DEPOSITARY”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY (AS DEFINED BELOW) OR ITS NOMINEE OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH (OR ITS SUCCESSOR), AS COMMON DEPOSITARY FOR EUROCLEAR AND CLEARSTREAM (THE “COMMON DEPOSITARY”) (AND ANY PAYMENT HEREON IS MADE TO THE COMMON DEPOSITARY OR ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY OR ITS NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE SENIOR INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS SECURITY IS NOT A SAVINGS ACCOUNT, DEPOSIT OR OTHER OBLIGATION OF A BANK AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

CUSIP No. 14040H DS1

ISIN No. XS3486716858

Common Code: 348671685

No. [ ]	Principal Amount €[ ]

CAPITAL ONE FINANCIAL CORPORATION

4.832% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2037

Capital One Financial Corporation, a Delaware corporation (the “Company”), for value received, hereby promises to pay to The Bank of New York Depositary (Nominees) Limited, as nominee for the Common Depositary on behalf of Euroclear or Clearstream, or registered assigns the principal sum of [ ] euros (€[ ]), at the Company’s office or agency for said purposes, on September 15, 2037 (the “Stated Maturity”).

Reference is made to the further provisions set forth on the reverse hereof, including the definitions of certain capitalized terms. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Security shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee acting under the Senior Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: September 15, 2026

CAPITAL ONE FINANCIAL CORPORATION

By:
Name: Franco E. Harris
Title: Managing Vice President, Corporate Treasury, Assistant Treasurer

Attest By:
Name: David F. Kurzawa
Title: Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities issued under the within-mentioned Senior Indenture.

Dated: September 15, 2026

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[Trustee’s Signature Page to Form of Fixed-to-Floating Rate Senior Note due 2037]

REVERSE OF SECURITY

Capital One Financial Corporation

4.832% Fixed-to-Floating Rate Senior Notes Due 2037

This Security is one of a duly authorized issue of debt securities of the Company, of the series hereinafter specified, all issued or to be issued under a Senior Indenture, dated as of November 1, 1996 (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated as of November 2, 2021 (the “Supplemental Indenture” and, together with the Base Indenture, the “Senior Indenture”) and each duly executed and delivered by the Company to The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to Harris Trust and Savings Bank), as trustee (hereinafter, the “Trustee”). Reference to the Senior Indenture and the Officer’s Certificate thereunder establishing the terms of this Security (hereinafter, the “Officer’s Certificate for the Notes”) is hereby made for a description of the respective rights and duties thereunder of the Trustee, the Company and the Holders of the Securities. This Security is one of a series designated as the “4.832% Fixed-to-Floating Rate Senior Notes Due 2037” of the Company (hereinafter called the “Notes”), issued under the Senior Indenture. Each Holder by accepting a Note, agrees to be bound by all terms and provisions of the Senior Indenture, as supplemented and amended by the Officer’s Certificate for the Notes, as amended from time to time, applicable to the Notes.

Neither the Senior Indenture nor the Notes limit or otherwise restrict the amount of indebtedness which may be incurred or other securities which may be issued by the Company. The Notes issued under the Senior Indenture are direct, unsecured obligations of the Company and will mature on September 15, 2037. The Notes rank on parity with all other unsecured, unsubordinated indebtedness of the Company.

The Company promises to pay interest on the principal amount of this Security (i) from and including September 15, 2026 to, but excluding, September 15, 2036 (the “Interest Reset Date”) (such period, the “Fixed Rate Period”), at a fixed rate of 4.832% per annum, annually in arrears, on September 15 of each year (each such date, a “Fixed Rate Interest Payment Date”), commencing on September 15, 2027 and ending on September 15, 2036, and (ii) from and including the Interest Reset Date to, but excluding, the Stated Maturity (the “Floating Rate Period”), at an annual rate equal to Three-Month EURIBOR plus 1.451% (the “Spread”), quarterly in arrears, on each March 15, June 15, September 15 and December 15, commencing on December 15, 2036 and ending on the Stated Maturity (each such date, a “Floating Rate Interest Payment Date” and together with any Fixed Rate Interest Payment Date, an “Interest Payment Date”), until the principal hereof is paid or made available for payment.

The Company will pay interest to the holder in whose name this Security is registered at the close of business on the fifteenth calendar day (whether or not a Business Day (as defined below)), immediately preceding the related Fixed Rate Interest Payment Date or Floating Rate Interest Payment Date, as applicable (such date being referred to herein as the “Regular Record Date”), except that the Company will pay interest at the Stated Maturity or, if the Notes are redeemed, the Redemption Date to the person or persons to whom principal is payable.

During the Fixed Rate Period, interest shall be paid on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from and including the last date on which interest was paid on the Notes (or September 15, 2026 if no interest has been paid on the Notes), to, but excluding, the next scheduled Fixed Rate Interest Payment Date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If any scheduled Fixed Rate Interest Payment Date falls on a day that is not a Business Day, the payment of the interest payable on that date shall be made on the next day that is a Business Day without any interest or other payment in respect of the delay, with the same force and effect as if made on such scheduled Fixed Rate Interest Payment Date, and no interest shall accrue on the amount payable for the period from and after such Fixed Rate Interest Payment Date.

During the Floating Rate Period, interest shall be paid on the basis of a 360-day year and the actual number of days elapsed. If any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day, it will be postponed to the following Business Day unless that Business Day would fall in the next calendar month, in which case the Floating Rate Interest Payment Date will be the immediately preceding Business Day, and interest will accrue to but excluding such payment date, provided that if the scheduled Stated Maturity or redemption date falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled Stated Maturity or redemption date.

For purposes of this Note, and in calculating the interest to be paid during the Floating Rate Period, with respect to a Floating Rate Interest Payment Date, a “Floating Rate Interest Payment Period” means the period from and including the most recent Floating Rate Interest Payment Date (or from and including the Interest Reset Date in the case of the first Floating Rate Interest Payment Period) to, but excluding, the next succeeding Floating Rate Interest Payment Date.

During the Floating Rate Period, the interest rate for the Notes will be determined by reference to Three-Month EURIBOR.

With respect to the Notes, during the relevant Floating Rate Interest Payment Period, on each Floating Rate Interest Determination Date, the calculation agent will determine the interest rate for the Notes for the applicable Floating Rate Interest Payment Period by reference to three-month EURIBOR on the applicable Floating Rate Interest Determination Date; provided that if the Company or its designee determines that Three-Month EURIBOR cannot be determined with respect to the applicable Floating Rate Interest Payment Period, the rate of interest on the Notes will be determined by the fallback provisions described below.

On each Floating Rate Interest Determination Date relating to the applicable Floating Rate Interest Payment Date, the calculation agent will calculate the amount of accrued interest payable on the Notes by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant Floating Rate Interest Payment Period multiplied by (b) the quotient of the actual number of calendar days in such Floating Rate Interest Payment Period divided by 360. In no event will the interest on the Notes be less than zero.

With respect to the Notes, “Three-month EURIBOR” with respect to any Floating Rate Interest Payment Period means, for the relevant Floating Rate Interest Determination Date, the rate for deposits in euros as administered, calculated and published by the European Money Markets Institute, for an index maturity of three months as that rate appears on the display on the Bloomberg screen page, or any successor service, on the BTMM EU 3M rate page or any other page as may replace the BTMM EU 3M rate page on that service (the “Designated Screen Page”) as of 11:00 a.m., Brussels time, on such Floating Rate Interest Determination Date.

The following procedures will be followed if the rate cannot be determined as described above:

•

If the rate described above does not appear on the Designated Screen Page, the Company or its designee will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the Company or its designee, after consultation with the Company, to provide the Company or its designee its offered rate for deposits in euros, at approximately 11:00 a.m., Brussels time, on the Floating Rate Interest Determination Date, to prime banks in the Euro-zone interbank market having a maturity of three months commencing on the applicable Interest Calculation Date, and in a principal amount not less than the equivalent of U.S.$1 million in euros that is representative of a single transaction in euro in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations. The Company or its designee will provide such rates to the calculation agent.

•

If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted to the Company or its designee by four major banks in the Euro-zone interbank market, as selected by the Company or its designee, after consultation with the Company, at approximately 11:00 a.m., Brussels time, on the applicable Floating Rate Interest Determination Date for loans in euros to leading European banks having a maturity of three months commencing on the applicable Interest Calculation Date in a principal amount not less than the equivalent of U.S.$1 million in euros that is representative of a single transaction in euro in that market at that time. The Company or its designee will provide such rates to the calculation agent.

•

If the banks so selected by the Company or its designee are not quoting as set forth above, the Company shall notify the calculation agent that EURIBOR for that Floating Rate Interest Determination Date will remain EURIBOR for the immediately preceding Floating Rate Interest Payment Period.

Notwithstanding the foregoing, if the Company, in its sole discretion, or its designee, after consultation with the Company, determines that a EURIBOR Benchmark Event has occurred, the calculation agent shall use, as a substitute for EURIBOR and for each future Floating Rate Interest Determination Date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) consistent with accepted market practice, as notified to the calculation agent by the Company (the “Alternative Rate”).

As part of such substitution, the Company or its designee will make such adjustments to the Alternative Rate or the spread thereon, as well as the Business Day convention, Floating Rate Interest Determination Dates, the method for determining the fallback interest rate and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt securities such as the Notes.

If, however, the Company, in its sole discretion, or its designee, after consultation with the Company, determine that no such Alternative Rate exists on the relevant date, the Company or its designee shall make a determination of an alternative rate as a substitute for EURIBOR for debt securities such as the Notes, as well as the spread thereon, the Business Day convention, the method for determining the fallback interest rate and the Floating Rate Interest Determination Dates, that is consistent with accepted market practice.

Certain Definitions

“EURIBOR Benchmark Event” means: (a) EURIBOR has ceased to be published on the Designated Screen Page (as defined above) as a result of it ceasing to be calculated or administered; or (b) a public statement by the administrator of EURIBOR that it will cease publishing EURIBOR permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of EURIBOR); or (c) a public statement by the supervisor of the administrator of EURIBOR that EURIBOR has been or will be permanently or indefinitely discontinued; or (d) a public statement by the supervisor of the administrator of EURIBOR that means that EURIBOR will be prohibited from being used or that its use will be subject to restrictions or adverse consequences; or (e) a public statement by the supervisor of the administrator of EURIBOR that, in the view of such supervisor, EURIBOR is no longer representative of an underlying market; or (f) it has or will become unlawful for the calculation agent or the Company to calculate any payments due to be made to any holder using EURIBOR (including, without limitation, under the Benchmarks Regulation (EU) 2016/1011, if applicable); provided that the EURIBOR Benchmark Event shall be deemed to occur only (i) in the case of paragraphs (b) and (c) above, on the date of the cessation of EURIBOR or the discontinuation of EURIBOR, as the case may be, (ii) in the case of paragraph (d) above, on the date of prohibition of use of EURIBOR and (iii) in the case of paragraph (e) above, on the date with effect from which EURIBOR will no longer be (or will be deemed by the relevant supervisor to no longer be) representative of its underlying market and specified in the public statement, and, in each case, not the date of the public statement.

“Euro-zone” means the region comprising the member states of the European Union that have adopted the single currency in accordance with the relevant treaty of the European Union, as amended.

“Floating Rate Interest Determination Date” means the second T2 Business Day prior to the first day of each applicable Floating Rate Interest Payment Period.

“Interest Calculation Date” means the first day of each applicable Floating Rate Interest Payment Period; provided that, if any Interest Calculation Date is not a business day, then the Interest Calculation Date will be postponed to the next succeeding business day, unless that business day is in the next succeeding calendar month, in which case the Interest Calculation Date will be the immediately preceding business day.

“T2 Business Day” means a day on which the T2 system is open for the settlement of payment in euro. The “T2 system” is the Trans-European Automated Real-time Gross Settlement Express Transfer payment system, which utilizes a single shared platform and was launched on March 20, 2023.

Any determination, decision or election that may be made by the Company or its designee pursuant to this section, including any determination with respect to an Alternative Rate, any adjustment, business day convention, Floating Rate Interest Determination Date, method for determining a fallback interest rate or related provision or definition, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s or the Company’s designee’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from the Holders of the Notes or any other party.

Neither the Trustee nor the calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of EURIBOR or any other benchmark, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any benchmark transition event or related benchmark replacement date, (ii) to select, determine or designate any benchmark replacement, or other successor or replacement base rate or benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any benchmark replacement adjustment, or other modifier to any replacement or successor base rate, or (iv) to determine whether or what benchmark replacement conforming changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor base rate or benchmark. In connection with the foregoing, each of the Trustee and calculation agent shall be entitled to conclusively rely on any determinations made by the Company or its designee without independent investigation, and neither will have any liability for actions taken at the Company’s direction in connection therewith. Neither the Trustee nor the calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth herein or in the transaction documents as a result of the unavailability of EURIBOR or any other applicable benchmark, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms hereof and reasonably required for the performance of such duties. Neither the Trustee nor the calculation agent shall be responsible or liable for the Company’s actions or omissions or for those of the Company’s designee, or for any failure or delay in the performance by the Company or its designee, nor shall the Trustee or the calculation agent be under any obligation to oversee or monitor the Company’s performance or that of its designee. Neither the calculation agent nor the Trustee shall act as the Company’s designee.

All payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in euros. If, on or after the date hereof, the euro is unavailable in the Company’s good faith judgment for such payments due to the imposition of exchange controls or other circumstances beyond its control (including the dissolution of the euro) or is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount otherwise payable by the Company on any date in euros will be converted into U.S. dollars at a rate mandated by the United States Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, if the United States Federal Reserve Board has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in the Company’s sole discretion on the basis of the most recently available market exchange rate for euros. If applicable laws or regulations of the member states of the European Union (including official pronouncements applying those laws or regulations) mandate, in the Company’s good faith determination, the use of a specific exchange rate for these purposes, we will apply the exchange rate so mandated.

Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Senior Indenture governing the Notes. Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. As used herein, “market exchange rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the United States Federal Reserve Board.

Principal of, premium, if any, and interest on the Notes will be payable at the office of the paying agent or, at the Company’s option, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream will be made in immediately available funds through the facilities of the common depositary. The Company may change the paying agent without prior notice to the holders, and the Company or any of its subsidiaries may act as paying agent.

The term “Business Day” means any day that is not a Saturday or Sunday (i) that is not a day on which banking institutions in New York, New York, Chicago, Illinois, McLean, Virginia or London, England are authorized or obligated by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the T2 system, or any successor thereto, operates.

If the Company defaults in the payment of interest due on any Interest Payment Date after taking into account any applicable grace period, such defaulted interest shall be paid as set forth in the Senior Indenture.

The Notes are not entitled to any sinking fund.

The Notes are subject to defeasance pursuant to Section 402 of the Senior Indenture.

The Notes are not convertible into common stock of the Company.

The Company may redeem the Notes (the date of such redemption, the “Redemption Date”) at its option on September 15, 2036 (which is the date that is one year prior to the Stated Maturity), in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date upon not less than 15 nor more than 60 days’ prior notice given to the holders of the Notes to be redeemed.

If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on the Redemption Date is deposited with the Trustee on or before the Redemption Date and certain other conditions are satisfied, then on and after the Redemption Date, interest will cease to accrue on such Notes called for redemption and such Notes will cease to be outstanding. If the Redemption Date is not a business day, the Company will pay the redemption price on the next business day without any interest or other payment due to the delay.

The Company will, subject to the exceptions and limitations set forth in Section 4(l) of the Officer’s Certificate for the Notes, pay to or on account of a beneficial owner of any Note who is a Non-U.S. Holder (as defined in the Officer’s Certificate for the Notes) such additional amounts (the “Additional Amounts”) as are necessary to ensure that the net payment by the Company of the principal of and interest on such Note, after deduction or withholding for any present or future tax, assessment or other governmental charge imposed by or on behalf of the United States (or any political subdivision or taxing authority of the United States) on such payment, will not be less than the amount that would have been payable had no such deduction or withholding been required.

The Company may redeem the Notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 15 days’ notice, at a redemption price equal to 100% of their principal amount plus any accrued and unpaid interest and Additional Amounts to, but not including, the date fixed for redemption if the Company determines that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any income tax treaty, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, or treaties, which change or amendment becomes effective on or after the date of issuance of the Notes, the Company has or will become obligated to pay Additional Amounts with respect to the Notes. If the Company exercises its option to redeem the Notes, the Company will deliver to the Trustee a certificate signed by an authorized officer stating that the Company is entitled to redeem the Notes.

In case an Event of Default shall have occurred and is continuing with respect to the Notes, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Senior Indenture. The Senior Indenture provides that in certain circumstances such declaration and its consequences may be waived by the Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding. However, any such consent or waiver by the Holder shall not affect any subsequent default or impair any right consequent thereon.

The Senior Indenture permits the Company and the Trustee, without the consent of the Holders of the Notes for certain situations and with the consent of not less than two-thirds of the Holders in aggregate principal amount of the Outstanding Notes of each series affected by such supplemental indenture in other situations, to execute supplemental indentures adding to, modifying, or changing various provisions of, the Senior Indenture; provided that no such supplemental indenture, without the consent of the Holder of each Outstanding Note affected thereby, shall (i) change the Stated Maturity of the principal of or any installment of interest on the Notes; (ii) reduce the principal amount thereof or the rate of interest thereon, or adversely affect the right of repayment of any Holder; (iii) change the Place of Payment or Currency in which the principal of or interest on the Notes is payable, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof; (iv) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Senior Indenture or certain defaults thereunder and their consequences) provided for in the Senior Indenture, or reduce the requirements of Section 1504 for quorum or voting; or (v) modify any of the provisions of Sections 902, 513 or 1008 of the Senior Indenture, except to increase any such percentage or provide that certain other provisions of the Senior Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby.

The Company may omit in any particular instance to comply with any term, provision or condition set forth in Section 1005, 1006 or 1007 of the Senior Indenture, if before the time it would have to comply, the Holders of at least a majority in principal amount of the Outstanding Notes, by act of such Holders, either shall waive such compliance in such instance or generally shall have waived compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

No reference herein to the Senior Indenture and no provision of this Security or of the Senior Indenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of or interest on this Security at the respective times and at the rate herein prescribed.

The Notes are issuable in registered form without coupons in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof. A Holder may exchange the Notes for a like aggregate principal amount of Notes of other authorized denominations in the manner and subject to the limitations provided in the Senior Indenture.

Upon due presentment for registration of transfer of the Notes at the office or agency for said purpose of the Company, a new Note or Notes of authorized denominations, for a like aggregate principal amount, will be issued to the transferee as provided in the Senior Indenture. No service charge shall be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

Prior to due presentation of this Security for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee, may deem and treat the Holder hereof as the owner of this Security (whether or not any payment with respect to this Security shall be overdue), for the purpose of receiving payment of principal of and (subject to the provisions of the Senior Indenture) interest hereon and for all other purposes whatsoever, whether or not any payment with respect to this Security shall be overdue, and neither the Company, nor the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or interest on this Security, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Senior Indenture or any indenture supplemental thereto, or because of the creation of any indebtedness represented thereby, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

All terms used in this Security (and not otherwise defined in this Security) that are defined in the Senior Indenture shall have the meanings assigned to them in the Senior Indenture.